Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Hampshire Group, Limited,

Hampshire Brands, Inc.

and

The Fashion Exchange LLC or its designee

Dated as of January 13, 2017

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 13, 2017 (the “Effective Date”), is made by and between Hampshire Group, Limited, a corporation organized under the laws of the state of Delaware (“Group”), Hampshire Brands, Inc., a corporation organized under the laws of the state of Delaware (“Brands”; Group and Brands are each referred to as a “Seller” and collectively, the “Sellers” ) and The Fashion Exchange LLC, a limited liability company organized under the laws of the state of New York, or its designee (“Buyer”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 10.

A.     The Sellers and one of their affiliates commenced voluntary bankruptcy cases (the “Bankruptcy Cases”) under title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on November 23, 2016 (the “Petition Date”). The Bankruptcy Cases are being jointly administered under Case No. 16-12634 (BLS).

B.     Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Buyer the Acquired Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with §§ 105, 363, and/or 365 and other applicable provisions of the Bankruptcy Code.

C.     The Acquired Assets and Assumed Liabilities are assets and liabilities of Sellers, which are to be purchased and assumed by Buyer pursuant to an order of the Bankruptcy Court approving such sale pursuant to §§ 105, 363, and/or 365 of the Bankruptcy Code (the “Sale Order”), all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code.

D.     The execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth herein are subject to, among other things, entry of the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, Sellers and Buyer hereby agree as follows:

ARTICLE 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1.     Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Sellers shall sell to Buyer, and Buyer shall acquire from Sellers, all of Sellers’ right, title and interest in, to and under the following property wherever located and whether or not reflected on the Sellers’ books and records free and clear of all liens, claims and encumbrances (the “Acquired Assets”):

(a)     all Sellers’ right, title and interest in and to: (i) the trademarks, service marks, trade names and service names set forth on Schedule 1.1(a) (the “Trademarks”), (ii) the trademarks, trade names and brands listed on Schedule 1.1(d) licensed under the Master License Agreement (as defined on Schedule 1.1(d)) (the “Licensed Trademarks”), (iii) the Internet domain name “JamesCampbellUSA.com” and related internet domain registrations and passwords, websites, website content, (iv) any copyrights, social media accounts and passwords related to any of the foregoing and (v) any applications, registrations, renewals, statutory rights, common law rights, claims and causes of action related to any of the foregoing, together with the goodwill of any business symbolized thereby;

(b)     all Sellers’ right, title and interest in and to the contracts set forth on Schedule 1.1(b) (the “Assigned Contracts”);

(c)     all Sellers’ right, title and interest in the inventory set forth on Schedule 1.1(c), subject to adjustment as provided in Section 5.5 (as adjusted, the “Inventory on Hand”);

(d)     all Sellers’ right, title and interest in the equipment set forth on Schedule 1.1(d);

(e)     all Sellers’ right, title and interest in the customer purchase orders set forth on Schedule 1.1(e) (the “Customer Purchase Orders”);

(f)     all Sellers’ right, title and interest in and to the inventory which is the subject of any Vendor Purchase Order (as defined in Section 1.3(c)) for which Sellers have paid the purchase price therefor (the “Future Inventory”);

(g)     all Sellers’ right, title and interest in and to the prepaid assets and prepaid expenses set forth on Schedule 1.1(g) (collectively, the “Prepaid Assets”).

Section 1.2.     Excluded Assets. The Acquired Assets do not include any assets of Sellers not expressly identified on Schedule 1.1(a), Schedule 1.1(b), Schedule 1.1(c), Schedule 1.1(d), Schedule 1.1(e), Schedule 1.1(g) and Schedule 1.3(c) (all such assets not being acquired by Buyer being herein referred to as the “Excluded Assets”).

Section 1.3.     Assumption of Liabilities. At the Closing, Buyer shall assume, and Buyer hereby agrees to thereafter pay, perform, and discharge when due, only the following liabilities of Sellers (the “Assumed Liabilities”):

(a)     all liabilities of Sellers for Transaction Taxes payable in connection with the transactions contemplated by this Agreement, subject to Section 6.1 of this Agreement;

(b)     the liabilities and obligations arising on or after the Closing Date, relating solely to or arising out of Buyer’s ownership and operation of the Acquired Assets; provided, however, that, except as provided in Section 1.3(c), the Assumed Liabilities shall not include liabilities and obligations arising out of the Sellers’ ownership of the Acquired Assets prior to the Closing Date; and

(c)     all obligations of Sellers arising under the Assigned Contracts, the Customer Purchase Orders and the vendor purchase orders set forth on Schedule 1.3(c) (the “Vendor Purchase Orders”).

Section 1.4.     Retention of Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Sellers of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Sellers (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

ARTICLE 2. CONSIDERATION

Section 2.1.     Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets (the “Purchase Price”), shall consist of the following:

(a)     The consideration for the Inventory on Hand shall be an amount equal to $10.95 multiplied by the number of items of Inventory on Hand as of the Closing Date;

(b)     The consideration for the Future Inventory shall be an amount equal to the aggregate purchase price paid therefor by the Sellers,

(c)     The consideration for the Prepaid Assets shall be the dollar amount thereof; and

(d)     The consideration for all other Acquired Assets shall be $140,000.

The Purchase Price shall be payable and deliverable in accordance with Section 3.3, and the assumption by Buyer of the Assumed Liabilities.

Section 2.2.     Deposit. Concurrently with the execution and delivery of this Agreement, Buyer shall pay to Sellers an amount equal to $75,000 as a deposit (the “Deposit”). If this Agreement is terminated without the Closing occurring, the Deposit shall be disbursed in accordance with Section 8.1(e). If the Closing occurs, the Deposit shall be applied (without interest) towards the Purchase Price.

Section 2.3.      363 Sale. Sellers have sought approval and entry of the Sale Order pursuant to a motion filed with the Bankruptcy Court to approve the Sale Order pursuant to §§ 105, 363, and/or 365 of the Bankruptcy Code. The Sale Order shall be in a form reasonably acceptable to Buyer and Sellers.

ARTICLE 3. CLOSING AND DELIVERIES

Section 3.1.     Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place within three (3) days after entry of the Sale Order (the “Closing Date”), at a place as agreed to by the parties.

Section 3.2      Sellers’ Deliveries. At the Closing, the sale, transfer, assignment and delivery by Sellers of the Acquired Assets to Buyer, as herein provided, shall be effected on the Closing Date by quit claim deed, bills of sale, endorsements, assignments and other instruments of transfer and conveyance (including assignments appropriate for recording in the USPTO, as applicable), as well as the electronic transfer of all files and records of Sellers relating to the Acquired Assets excluding any representations, warranties or covenants (other than those expressly set forth herein) and shall otherwise be consistent with the terms of this Agreement reasonably satisfactory in form and substance to Buyer and SellersBuyer’s Deliveries. At the Closing:

(a)     At Closing, Buyer shall pay to Sellers, by wire transfer of immediately available funds in accordance with instructions provided by the Sellers, an amount equal to the Purchase Price minus the Deposit; and

(b)     Buyer shall execute and deliver to Sellers an instrument of assumption of liabilities with respect to the Assumed Liabilities reasonably satisfactory in form and substance to counsel for Sellers.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Section 4.1.     Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as follows:

(a)     Corporate Organization. Each Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Subject to any necessary authority from the Bankruptcy Court, Sellers have all requisite corporate power and authority to own their properties and assets and to consummate the transactions contemplated hereby.

(b)     Authorization and Validity. Sellers have all requisite corporate power and authority to enter into this Agreement and, subject to the Bankruptcy Court’s entry of the Sale Order, to carry out their obligations hereunder and thereunder. Sellers’ execution and delivery of this Agreement and their performance of their obligations hereunder have been duly authorized by all necessary corporate action of Sellers, and no other action on the part of Sellers is necessary to authorize such execution, delivery, and performance. This Agreement has been duly executed by Sellers and, subject to the Bankruptcy Court’s entry of the Sale Order, Sellers’ obligations hereunder are valid, binding, and enforceable.

Section 4.2.     Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

(a)     Corporate Organization. Buyer is a limited liability company, duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own its properties and assets.

(b)     Authorization and Validity of Agreement. Buyer has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. Buyer's execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action by the board of directors (or equivalent) of Buyer, and no other action on the part of Buyer is necessary to authorize such execution, delivery, and performance. This Agreement has been duly executed by Buyer and Buyer's obligations hereunder are valid, binding, and enforceable.

(c)     No Conflict or Violation. The execution, delivery, and performance by Buyer of this Agreement does not and will not violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent documents) of Buyer and does not and will not violate any provision of law, or any order applicable to Buyer, nor will it result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

(d)     Consents and Approvals. The execution, delivery, and performance of this Agreement does not and will not require the consent or approval of, or filing with, any government or any other Person except (i) as may be required to be obtained by Buyer after the Closing in order to own or operate any of the Acquired Assets; (ii) for entry of the Sale Order by the Bankruptcy Court; or (iii) for such consents, approvals, and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby.

(e)     Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Acquired Assets and the Assumed Liabilities. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Bankruptcy Cases. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (i) acknowledges that neither Sellers nor any of their Affiliates or Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Affiliates or Related Persons, except for the representations and warranties contained in Section 4.1 (which are subject to the limitations and restrictions contained in this Agreement); and (ii) agrees, to the fullest extent permitted by law, that none of Sellers, their Affiliates, or any of their respective Related Persons shall have any liability or responsibility whatsoever to Buyer or its Affiliates or Related Persons on any basis (including, without limitation, in contract or tort, under federal or state securities laws, or otherwise) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or Related Persons (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Sellers set forth in this Agreement, except, with regard to Sellers, for the representations and warranties contained in Section 4.1 and, with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. Notwithstanding the right of Buyer to investigate the Acquired Assets and Assumed Liabilities, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties expressly made by the Sellers in this Agreement. Such representations and warranties are bargained for assurances.

Section 4.3.     Warranties Exclusive. The parties acknowledge that the representations and warranties contained in this Article 4 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed. Without limiting the foregoing, and subject to the express representations contained in this Agreement and the last two sentences of Section 4.2(e), Buyer acknowledges that the Acquired Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING THE BUYER ACKNOWLEDGES THAT SELLERS AND SELLERS’ AFFILIATES AND THEIR RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES, (III) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS OR (IV) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE CONDITION OF THE ACQUIRED ASSETS INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH ANY FEDERAL TRADE COMMISSION LAWS OR OTHER LAWS.

Section 4.4.     Survival of Representations and Warranties. Notwithstanding anything to the contrary herein, none of the representations or warranties of Sellers set forth in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing.

ARTICLE 5. COVENANTS AND OTHER AGREEMENTS.

Section 5.1.     Covenant of Sellers. Sellers covenant that at the request and the sole expense of Buyer, at any time after the Closing Date, Sellers shall promptly execute and deliver such documents, and take other acts, as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement, including but not limited to procuring, maintaining, perfecting, registering, transferring, evidencing and enforcing the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Acquired Assets.

Section 5.2.     Covenants of Buyer.

(a)     Consents & Approvals. Buyer shall use all commercially reasonable efforts to obtain all consents and approvals of all governments, and all other Persons, required to be obtained by Buyer to effect the transactions contemplated by this Agreement.

(b)     Further Assurances. Buyer shall take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective in an expeditious manner the transactions contemplated hereby.

(c)     Employees.     On the Closing Date, Buyer shall offer to employ the employees of the Seller listed on Schedule 5.2(c).

Section 5.3.     Bankruptcy Matters. Sellers and Buyer shall use commercially reasonable efforts to cooperate, assist, and consult with each other to secure the entry of the Sale Order (in form and substance satisfactory to Buyer and Sellers) following the date hereof, and to consummate the transactions contemplated by this Agreement, including furnishing testimony, affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement.

Section 5.4.     Limited License. Solely to facilitate the collection of accounts receivable generated by Buyer from the Acquired Assets, Sellers hereby grant to Buyer, from the Closing Date until August 1, 2017, a non-exclusive, fully-paid, royalty-free, non-assignable and non-transferable, non-sublicenseable license to use: (i) the name “Hampshire Group, Limited” and (ii) the vendor numbers set forth on Schedule 5.4.

Section 5.5.     Sale of Inventory on Hand; Future Inventory. From time to time and at any time prior to the Closing Date, Sellers may: (a) sell or deliver items of inventory listed on Schedule 1.1(c) in the ordinary course of business and retain the proceeds thereof and (b) pay the purchase price for Future Inventory. On the Business Day prior to Closing, Sellers shall provide to Buyer (y) a final list of the items of Inventory on Hand to be sold to Buyer on the Closing Date, and (x) a final list of any Future Inventory and the aggregate purchase price paid therefor.

Section 5.6.     Inventory Count. At Buyer’s expense, Buyer may cause a count of all Inventory on Hand to be conducted prior to or immediately the Closing Date in a manner that is reasonably acceptable to Seller.

ARTICLE 6. TAXES.

Section 6.1.     Taxes Related to Purchase of Assets. All federal, state, and local sales, transfer, gains, excise, value-added, or other similar Taxes (other than income Taxes of Sellers), including, without limitation, all state and local Taxes (other than income Taxes of Sellers) in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and are not exempt under § 1146(a) of the Bankruptcy Code, shall be paid by Buyer. Buyer and Sellers agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Sellers at Buyer’s expense, agree to assist Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 6.2.     Cooperation on Tax Matters.

(a)     Buyer and Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b)     Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred and delivered to Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Acquired Assets or the Assumed Liabilities before the Closing Date, for a period of at least three years from the Closing Date, and will give Sellers notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer agrees that it will provide access to Sellers and their attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to the books, records, documents and other information relating to the Acquired Assets or the Assumed Liabilities as Sellers may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) perform duties as debtors and debtors in possession or otherwise administer or complete Sellers’ Bankruptcy Case. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Acquired Assets or the Assumed Liabilities.

Section 6.3.     Allocation of Purchase Price and Purchase Price Allocation Forms. Buyer and Sellers agree to allocate the Purchase Price and the Assumed Liabilities among the Acquired Assets as reasonably determined by the parties (the “Allocation”). Sellers and Buyer will cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated hereby. Sellers and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local taxing authority). Sellers and Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with the Allocation except to the extent required otherwise by applicable Law; provided, however, that (i) Buyer’s cost for the Acquired Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

Section 6.4.     Tax Payments. Except for Transaction Taxes provided for in Section 6.1, Sellers shall be liable for (a) any Tax payable by the Sellers with respect to the operation of the business associated with the Acquired Assets on or before the Closing Date; (b) any Tax payable by the Sellers with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of the Acquired Assets at any time on or before the Closing Date; and (c) any Tax resulting from the sale of the Acquired Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement.

ARTICLE 7. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES.

Section 7.1.     Conditions Precedent to Performance by Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 7.1(c)) may be waived by Sellers in their sole discretion:

(a)     Representations and Warranties of Buyer. All representations and warranties made by Buyer in Section 4.2 shall be accurate in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date, except for inaccuracies that do not result in a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder, and Sellers shall have received a certificate, dated on the Closing Date and signed by the president, or equivalent, of Buyer, to that effect.

(b)     Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Sellers shall have received a certificate dated on the Closing Date and signed by the president, or equivalent, of Buyer, to that effect.

(c)     Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer and Sellers, and no order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date.

(d)     No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 7.2.     Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 7.2(a)) may be waived by Buyer in its sole discretion:

(a)     Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer and Sellers, and no order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date.

(b)     No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

(c)     Representations and Warranties of Sellers. All representations and warranties made by Sellers in Section 4.1 shall be accurate in all material respects on and as of the Closing Date as if again made by Sellers on and as of such date, except that all representations qualified by materiality shall be true and correct on and as of the Closing Date as if again made by Sellers on and as of such date, and Buyer shall have received a certificate dated on the Closing Date and signed by the president, or equivalent, of Sellers, to that effect.

(d)     Performance of the Obligations of Sellers. Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Buyer shall have received a certificate dated on the Closing Date and signed by the president, or equivalent, of Sellers, to that effect.

ARTICLE 8. TERMINATION

Section 8.1.     Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)     by either Sellers or Buyer if the Closing shall not have occurred by 5:00 p.m (Eastern Time) on January 18, 2017; provided, however, that such date may be extended by Sellers and Buyer upon mutual agreement;

(b)     by Sellers if Buyer shall have breached any of its representations, warranties, covenants, or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article 7, which breach cannot be or has not been cured within ten (10) Business Days after Sellers gives written notice to Buyer specifying such breach;

(c)     by Buyer if (i) Sellers shall have breached any of their representations, warranties, covenants, or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article 7, which breach cannot be or has not been cured within ten (10) Business Days after Buyer gives written notice to Sellers specifying such; or

(d)     By the mutual written consent of Sellers and Buyer.

(e)     Effect of Termination. In the event of termination of this Agreement as provided in this Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either party; provided, however, that in the event this Agreement is terminated pursuant to Section 8.1(a) or (b) and Sellers are not then in breach of Sellers’ obligations hereunder, then Sellers shall be entitled to retain the Deposit and all interest thereon as liquidated damages and as their sole and exclusive remedy. Otherwise, in the event of termination of this Agreement, Buyer shall be entitled to return of the Deposit, without any interest thereon. The return of the Deposit by Sellers shall be Buyer’s sole remedy in the event of a termination of this Agreement pre-closing due to a breach of Sellers’ obligations hereunder.

ARTICLE 9. MISCELLANEOUS.

Section 9.1.     Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Buyer may assign this Agreement to an affiliated entity without the consent of Sellers provided that Buyer shall remain liable as guarantor of such assignee’s obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 9.2.     Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect the Bankruptcy Court as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and the parties hereby consent to the exclusive jurisdiction of the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect the federal and state courts located in the City of Wilmington, Delaware as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and the parties hereby consent to the jurisdiction of any state or federal court located in Wilmington, Delaware.

Section 9.3.     Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall pay any fees, costs, and expenses associated with recording an assignment of any of the Acquired Assets.

Section 9.4.     Broker’s and Finder’s Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and no broker, finder or other Person is entitled to any commission, finder’s fee, or similar fee in connection with any of these transactions.

Section 9.5.     Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 9.6.     Notices.

(a)     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service, if served personally on or sent via electronic mail to the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:

c/o Hampshire Group, Limited

Attn: William Drozdowski, Interim CFO

1924 Pearman Dairy Road

Anderson, SC 29625

Email: bdrozdowski@grlcapital.com

With a copy to:

Blank Rome LLP

Attn:      Louis M. Rappaport and Michael DeBaecke

One Logan Square

Philadelphia, PA 19103

Email:      rappaport@blankrome.com

debaecke@blankrome.com

If to Buyer:

The Fashion Exchange LLC

1 West 34th Street, 10th Floor

New York, New York 10001

Attn: Jack Saadia

Email: jack@tfxny.com

With a copy to:

Klestadt Winters Jureller Southard & Stevens, LLP

Attn: Fred Stevens and Brendan Scott

200 West 41st Street, 17th Floor

New York, New York 10018

Email:      fstevens@klestadt.com

bscott@klestadt.com

(b)     Any party may change its address for the purpose of this Section 9.6 by giving the other party written notice of its new address in the manner set forth above. Notices hereunder may be given by counsel acting on behalf of a party.

Section 9.7.     Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

Section 9.8.     Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 9.9.     Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons owed to Sellers or Buyer. This Agreement is not intended to nor shall it give any third Persons any right of subrogation or action over or against Sellers or Buyer.

Section 9.10.     Headings, Interpretation, Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Buyer or Sellers, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the parties. The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement. All references to “herein” or “hereof” or “hereunder” and similar phrases shall be broadly construed to refer to the entire Agreement and not merely to the specific clause, section, or article.

Section 9.11.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Delivery of an executed counterpart to this Agreement by facsimile or .pdf shall have the same force and effect as delivery of an original executed counterpart of this Agreement.

ARTICLE 10. DEFINITIONS.

Section 10.1.     Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, other than (a) a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any leases; (b) any imperfection of title with respect to any asset that does not materially interfere with the present occupancy of such asset and the continuation of the present occupancy of such asset; and (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, or any other state of facts, that do not materially interfere with the present occupancy of an asset.

“Material Adverse Effect” means a state of facts, event, change or effect on the value of the Acquired Assets that results in a material adverse effect on the value of the Acquired Assets taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) any action of the Sellers pursuant to any order of the Bankruptcy Court entered prior to the date hereof, including, without limitation, orders entered in connection with the sale of the Sellers’ other assets or the liquidation of Sellers’ inventory, the implementation of this Agreement, the transactions contemplated by this Agreement, any ancillary agreements or the announcement thereof; (B) changes or conditions affecting the retail industry generally; (C) changes in economic, regulatory or political conditions generally; (D) changes resulting from, or from any motion, application, pleading or order filed related to, the Bankruptcy Cases; or (E) any act(s) of war or of terrorism.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or representatives of any such Person.

“Subsidiary(ies)” means, when used with respect to any specified Person, any other Person (i) of which the specified Person or any Subsidiary thereof is a general partner, (ii) of which the specified Person or a Subsidiary thereof own at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such other Person of which owns the specified person or a Subsidiary thereof, or (iii) that is directly or indirectly controlled by the specified Person or any Subsidiary thereof.

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any government, which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, worker’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date; and “Tax” shall mean any one of them.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

THE FASHION EXCHANGE LLC

By: /s/ Arvee Claravall
Name: Arvee Claravall
Title: CFO

SELLERS: HAMPSHIRE GROUP, LIMITED

By: /s/ Paul M. Buxbaum
Name: Paul M. Buxbaum
Title: President and CEO

HAMPSHIRE BRANDS, INC.

By: /s/ Paul M. Buxbaum
Name: Paul M. Buxbaum
Title: President and CEO